Exhibit 10.01(w)

EQT CORPORATION

2011 VALUE DRIVER PERFORMANCE AWARD AGREEMENT

Non-transferable

G R A N T  T O

_________________________

(“Grantee”)

by EQT Corporation (the “Company”) of Performance Awards (the “Performance Awards”), representing the right to earn, on a one-for-one basis, a cash payment equal to the value of shares of the Company’s Common Stock, pursuant to and subject to the provisions of the EQT Corporation 2009 Long-Term Incentive Plan, as amended (the “Plan”), and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Performance Awards subject to this award is _______________ (as more fully described herein, the “Target Award”).  Depending on the Company’s level of attainment of a specified performance goal for the one-year period beginning January 1, 2011 and ending December 31, 2011, and Grantee’s continued employment with the Company or its Affiliates through the applicable Vesting Dates, Grantee may earn and vest in 0% to 300% of the Target Award, in accordance with Exhibit A and the terms of this Agreement.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, EQT Corporation, acting by and through its duly authorized officers, has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

EQT CORPORATION		Grant Date: January 1, 2011

Accepted by Grantee:
By:	*SAMPLE DOCUMENT*
Its:	Authorized Officer	*SAMPLE DOCUMENT*

TERMS AND CONDITIONS

1.    Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.  In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)     “Confirmation Date” means the date of the Committee’s certification of achievement of the Threshold Performance Goal, determination of the Performance Multiplier and approval of the Confirmed Performance Awards, but no later than March 15, 2012.

(b)     “Confirmed Performance Awards” means the number of Performance Awards (rounded to the nearest whole share) equal to the Target Award times the Performance Multiplier, as determined by the Committee in accordance with Exhibit A; provided however, that if a Change of Control occurs on or before December 31, 2011 and while Grantee remains employed, the number of Confirmed Performance Awards shall equal the Target Award, regardless of the Threshold Performance Goal or any other performance considerations.  The term “Confirmed Performance Awards” shall also include any Performance Awards converted from dividend equivalents after the Confirmation Date pursuant to Section 4 below.

(c)     “Payment Date” is defined in Section 3 of this Agreement.

(d)     “Performance Multiplier” means the percentage, from 0% to 300%, that will be applied to the Target Award to determine the maximum number of Performance Awards that may ultimately vest based on Grantee’s continued service through the applicable Vesting Date, as more fully described in Exhibit A hereto.

(e)     “Performance Period” means the calendar year ending on December 31, 2011.

(f)     “Pro Rata Amount” is defined in Section 2 of this Agreement.

(g)     “Target Award” means the number of Performance Awards indicated on the cover page hereof as being the original Target Award, plus any Performance Awards converted from dividend equivalents on the Target Award prior to the Confirmation Date or a Change of Control pursuant to Section 4 below.

(h)     “Threshold Performance Goal” means the level of 2011 EBITDA, as indicated on Exhibit A hereto, that must be achieved in order for any Performance Awards to be earned by Grantee pursuant to this Agreement (absent a Change of Control occurring on or before December 31, 2011).

(i)      “Vesting Date” is defined in Section 2 of this Agreement.

(j)      “2011 EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2011, calculated using a fixed gas price equal to the price per mcfe used in the Company’s 2011 business plan, normalized for weather, excluding the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is in excess of an amount determined by the Committee.

2.    Earning and Vesting of Performance Awards.  The Performance Awards have been credited to a bookkeeping account on behalf of Grantee and do not represent actual shares of Common Stock.  Grantee shall have no right to exchange the Performance Awards for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Awards and any future rights to benefits.  The Performance Awards represent the right to earn and vest in up to 300% of the Target Award, payable in cash on the applicable Vesting Date, depending on (i) the Company’s attainment of the Threshold Performance Goal and the application of the Performance Multiplier to the

Target Award in accordance with Exhibit A (or the occurrence of a Change of Control on or before December 31, 2011, as the case may be), and (ii) Grantee’s continued employment with the Company or its Affiliates through the applicable Vesting Date.  Any Performance Awards that do not become Confirmed Performance Awards will immediately be forfeited to the Company without further consideration or any act or action by Grantee.  Confirmed Performance Awards, if any, will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)     as to 50% of the confirmed Performance Awards, upon the Payment Date following the second anniversary of the Grant Date, provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date, and

(b)     as to 50% of the Confirmed Performance Awards, upon the Payment Date following the third anniversary of the Grant Date, provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date, or

(c)     as to 100% of the Confirmed Performance Awards, the occurrence of a Change of Control, provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date, or

(d)     as to the Pro Rata Amount only, the termination of Grantee’s employment on or after January 1, 2012 under the circumstances described in the following sentence.

If Grantee’s employment is terminated involuntary and without fault on Grantee’s part (including without limitation termination resulting from death or Disability), any unvested Confirmed Performance Awards will vest as follows (such percentage of Confirmed Performance Awards then vesting is defined as the “Pro Rata Amount”):

Termination Date	Percent Vesting
Prior to January 1, 2012	0%
January 1, 2012 and thereafter	50%

In the event Grantee’s employment terminates for any other reason, including retirement, at any time prior to the applicable Vesting Date, all of Grantee’s Performance Awards subject to such Vesting Date will immediately be forfeited to the Company without further consideration or any act or action by Grantee.

3.    Form and Time of Payment.  Confirmed Performance Awards shall be payable as provided in this Section 3:

•    The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(a) shall be a date selected by the Company that is no later than 90 days after the second anniversary of the Grant Date.  Such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock as of the last business day of 2012, times (ii) the number of Confirmed Performance Awards then vesting.

•    The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(b) shall be a date selected by the Company that is no later than 90 days after the third anniversary of the Grant Date. Such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock as of the last business day of 2013, times (ii) the number of Confirmed Performance Awards then vesting.

•    The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(c) shall be a date selected by the Company that is no later than 60 days after the date of the Change of Control. Such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock as of the date of the Change of Control, times (ii) the number of Confirmed Performance Awards then vesting.

•    The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(d) shall be a date selected by the Company that is no later than 60 days after Grantee’s qualifying termination of employment. Such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock as of the last business day of the month preceding the date of employment termination, times (ii) the number of Confirmed Performance Awards then vesting.

4.    Dividend Equivalents.  If and when dividends or other distributions are paid with respect to the Common Stock while the Performance Awards are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Awards shall be converted into additional Performance Awards in Grantee’s name, based on the Fair Market Value of the Common Stock as of the date such dividends or distributions were payable, and such additional Performance Awards shall be subject to the same performance and time-vesting conditions and transfer restrictions as apply to the Performance Awards with respect to which they relate.

5.    Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Performance Awards may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate or Subsidiary.  Except as provided in the Plan, the Performance Awards may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.  The designation of a beneficiary shall not constitute a transfer.

6.    Limitation of Rights.  The Performance Awards do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company.  Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Performance Awards.

7.    Payment of Taxes.  The Company or any Affiliate or Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Performance Awards.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates or Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.    Plan Controls.  This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.  Any conflict between this Agreement and the terms of a written employment agreement with Grantee that has been approved, ratified or confirmed by the Committee or the Board prior to the Grant Date shall be decided in favor of the provisions of such employment agreement.

9.    Relationship to Other Benefits.  The Performance Awards shall not affect the calculation of benefits under the Company’s qualified retirement plans or any other retirement or compensation plan or program of the Company, except to the extent specially provided in such other plan or program.  Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Agreement regardless of whether the Threshold Performance Goal was attained.

10.  Amendment.  Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee.  Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

11.  Successor.  All obligations of the Company under the Plan and this Agreement, with respect to the Performance Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

12.  Notice.  Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt.  Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention:  Director, Compensation and Benefits.

13.  Dispute Resolution.  Grantee may make a claim to the Committee with regard to a payment of compensation provided herein.  If the Committee receives a claim in writing, the Committee must advise Grantee of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)       The specific basis for its decision,

(b)       Specific reference to pertinent Agreement or Plan provisions on which the decision is based,

(c)      A description of any additional material or information necessary for Grantee to perfect a claim and an explanation of why such material or information is necessary, and

(d)      An explanation of the claim review procedure.

14.       Tax Consequences to Grantee.  It is intended that: (i) until the applicable Vesting Date occurs, Grantee’s right to receive Performance Awards under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the Performance Awards are paid on the applicable Vesting Date, Grantee shall have merely an unfunded, unsecured promise to receive such awards, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  The Performance Awards under this Agreement are intended to meet the performance-based compensation exemption from Section 162(m) of the Code.

EXHIBIT A

Determination and Vesting of Performance Awards

The target number of Performance Awards subject to this award is _________________ (as more fully described in the 2011 Value Driver Performance Award Agreement to which this Exhibit A is attached, the “Target Award”).  Grantee may earn and vest in 0% to 300% of the Target Award, depending on (i) the Company’s achievement of a minimum level of EBITDA for 2011, (ii) the Committee’s determination of the Performance Multiplier, taking into consideration certain financial performance measures and value drivers and individual performance on value drivers, and (iii) Grantee’s continued employment through the Vesting Date, as follows:

1.    Between December 31, 2011 and March 15, 2012 (i.e., on the Confirmation Date), the Committee shall determine and certify the Company’s 2011 EBITDA and the Performance Multiplier applicable to this Award:

➢      If 2011 EBITDA is less than the Company’s 2011 business plan EBITDA, the Performance Multiplier shall be 0% and the entire Award will be forfeited to the Company without further consideration or any act or action by Grantee.

➢      If 2011 EBITDA is equal to the Company’s 2011 business plan EBITDA or above, the Performance Multiplier will be 300%, subject to the Committee’s discretion to determine that a lower Performance Multiplier shall apply to this Award.  In exercising such discretion, the Committee shall consider and be guided by the following considerations:  (i) the financial performance measures and value drivers of the applicable short-term incentive program of the Company for calendar year 2011, and (ii) if desired, Grantee’s individual performance on his or her 2011 value drivers.  Notwithstanding its certification of the Performance Multiplier on the Confirmation Date, the Committee may further reduce the Performance Multiplier at any time prior to December 31, 2012 in the event that any of the value driver results used to originally determine the Performance Multiplier are determined to be materially inaccurate, regardless of whether misconduct of any person was involved or whether the inaccuracy leads to a restatement of financial results.  The Committee may choose not to reduce the Performance Multiplier based on the facts and circumstances or legal constraints. Moreover, any Awards paid to participants hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to the Awards.

2.    Grantee’s Confirmed Performance Award shall be determined by multiplying the Target Award by the Performance Multiplier.  Notwithstanding the above, if a Change of Control occurs on or before December 31, 2011 and while Grantee remains employed, the number of Confirmed Performance Awards shall equal the Target Award, regardless of the Threshold Performance Goal or any other performance considerations.

3.    The Confirmed Performance Awards shall be further subject to service-based vesting requirements, such that they will vest only if and when Grantee remains employed with the Company or any of its Affiliates or Subsidiaries through the applicable Vesting Date, as provided in Section 2 this Agreement.

EQT Corporation

Amendment to 2011 Value Driver Performance Award Agreement

This Amendment to that certain 2011 Value Driver Performance Award Agreement dated as of January 1, 2011 (the “Award Agreement”) between EQT Corporation (the “Company”) and each holder of an award is approved by the Committee this 23rd day of February 2011 (the “Amendment Date”).  Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Award Agreement.

Effective as of the Amendment Date, the Award Agreement is hereby amended as follows:

1.   Section 2(a) of the Award Agreement is hereby amended and restated in its entirety to read as follows:

“(a)as to 50% of the Confirmed Performance Awards, upon the Payment Date following January 1, 2012, provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date, and”

2.   Section 2(b) of the Award Agreement is hereby amended and restated in its entirety to read as follows:

“(b) as to 50% of the Confirmed Performance Awards, upon the Payment Date following January 1, 2013, provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date, or”

3.   The first bullet point under Section 3 of the Award Agreement is hereby amended and restated in its entirety to read as follows:

“The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(a) shall be a date selected by the Company that is no later than 90 days after January 1, 2012.  Such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock as of the last business day of 2011, times (ii) the number of Confirmed Performance Awards then vesting.”

4.   The second bullet point under Section 3 of the Award Agreement is hereby amended and restated in its entirety to read as follows:

“The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(b) shall be a date selected by the Company that is no later than 90 days after January 1, 2013. Such awards shall be paid on the Payment Date in cash, equal to (i) the Fair Market Value per share of the Company’s Common Stock as of the last business day of 2012, times (ii) the number of Confirmed Performance Awards then vesting.”